Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2016
(millions, except per share amounts)
Operating Revenue	$11,194
Operating Expenses	7,778

Income from operations	3,416
Other income	190
Interest and related charges	907

Income from operations including noncontrolling interests before income tax expense	2,699
Income tax expense	784

Net income including noncontrolling interests	1,915
Noncontrolling interests	27

Net income Attributable to Dominion	$1,888

Earnings Per Common Share – Basic
Income from operations	$3.22
Noncontrolling interests	(0.05)

Net income attributable to Dominion	$3.17

Earnings Per Common Share – Diluted
Income from operations	$3.21
Noncontrolling interests	(0.05)

Net income attributable to Dominion	$3.16

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2016
(millions)
Operating Revenue	$7,375
Operating Expenses	5,265

Income from operations	2,110
Other income	69
Interest and related charges	449

Income before income tax expense	1,730
Income tax expense	649

Net Income	$1,081

DOMINION GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2016
(millions)
Operating Revenue	$1,616
Operating Expenses	923

Income from operations	693
Other income	21
Interest and related charges	78

Income before income tax expense	636
Income tax expense	243

Net Income	$393